Exhibit 5.2
[Letterhead of Fasken Martineau Dumoulin LLP]
February 22, 2011
Theratechnologies Inc.
2310 Alfred-Nobel Boulevard
Montréal, Québec, Canada
H4S 2B4
     Re: Registration Statement on Form F-10 of Theratechnologies Inc.
Ladies and Gentlemen:
     We hereby consent to the reference to our firm under the heading “Legal Matters” in the short form base prospectus filed as part of this Registration Statement on Form F-10. By giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Yours truly,
/s/ Fasken Martineau Dumoulin LLP